May 16, 1996



The Board of Directors of
Richardson Electronics, Ltd.
40W267 Keslinger Road
LaFox, IL  60147

Gentlemen:

This opinion is delivered to you in connection with the registra-tion statement ("Registration Statement") on Form S-8 being filed by you ("Company") with the Securities and Exchange Commission on May 17, 1996 relating to the registration for sale and issuance by the Company, pursuant to the Securities Act of 1933, as amended, of 800,000 shares of the Common Stock, par value $05 per share, of the Company, upon exercise of options and/or stock awards to be issued pursuant to the Richardson Electronics, Ltd. Employees 1996 Incentive Compensation Plan (the "Plan").

I have examined the Company's restated certificate of incorporation and by-laws, as amended, the registration statement, the Plan, the records of corporate proceedings adopting the Plan and such other instruments and documents as I deemed material to this opinion.

Based upon the foregoing examination, I am of the opinion, subject to approval of the Plan by the stockholders of the Company at the Annual Meeting scheduled to be held on October 1, 1996, that up to 800,000 shares of Common Stock, $.05 par value of the Company, when sold and issued upon grants of stock awards or exercise of options in accordance with their terms and the terms and provisions of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the reference to me under the caption "Interest of Named Experts and Counsel" in the registration statement and to the filing of this opinion as an exhibit to the registration statement.

                              Very truly yours,


                              /s/ William G. Seils
                              William G. Seils